Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2013 FOURTH QUARTER AND YEAR END RESULTS

NEW YORK, NY, February 13, 2014 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the fourth quarter and year ended December 31, 2013. Operating EBITDA* in the fourth quarter of 2013 was $27.2 million after giving effect to $2.6 million in restructuring expenses, compared to $27.7 million in the same quarter of last year and $32.8 million in the third quarter of 2013. For 2013, Operating EBITDA was $110.3 million and included $6.4 million in restructuring expenses, compared to $137.7 million in 2012.

For the fourth quarter of 2013, our net loss was $9.8 million, or $0.18 per share, compared to a net loss of $6.7 million, or $0.12 per share, in the fourth quarter of 2012 and a net loss of $3.0 million, or $0.05 per share, for the third quarter of 2013. For 2013, we reported a net loss of $26.4 million, or $0.47 per share, compared to a net loss of $15.7 million, or $0.28 per share, in 2012.

On October 1, 2013, we changed our reporting currency from the Euro to the U.S. dollar. See page 7 of this press release for further information about this change.

Summary Financial Highlights

	Q4 2013	Q3 2013	Q4 2012	Year 2013	Year 2012
	(in millions, except per share amounts)
Pulp revenues	$258.5	$246.7	$222.5	$996.2	$979.8
Energy and chemical revenues	24.1	22.6	22.3	92.2	93.0
Operating income	6.9	13.3	9.5	31.7	63.0
Restructuring expenses	2.6	3.8	—	6.4	—
Operating EBITDA	27.2	32.8	27.7	110.3	137.7
Gain on derivative instruments	3.8	2.6	3.1	19.7	4.8
Income tax benefit (provision)	(6.0)	(1.2)	(3.1)	(9.2)	(9.4)
Net income (loss)(1)	(9.8)	(3.0)	(6.7)	(26.4)	(15.7)
Net income (loss) per share(1)(2)	$(0.18)	$(0.05)	$(0.12)	$(0.47)	$(0.28)
Common shares outstanding at period end	55.9	55.9	55.8	55.9	55.8

(1)	Attributable to common shareholders.
(2)	Per basic and diluted share.

Summary Operating Highlights

	Q4 2013	Q3 2013	Q4 2012	Year 2013	Year 2012
Pulp production (‘000 ADMTs)	364.8	369.0	349.5	1,444.5	1,468.3
Scheduled production downtime (‘000 ADMTs)	22.4	9.4	18.1	47.8	50.9
Pulp sales (‘000 ADMTs)	358.6	356.6	335.2	1,440.1	1,473.5
Average NBSK pulp list price in Europe ($/ADMT)(1)	902	867	803	864	813
Average pulp sales realizations ($/ADMT)(2)	713	682	655	683	657

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
*	Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 10 of the financial tables included in this press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

	Q4 2013	Q3 2013	Q4 2012	Year 2013	Year 2012
Energy production (‘000 MWh)	435.8	444.2	405.9	1,710.2	1,704.1
Energy sales (‘000 MWh)	172.5	185.4	163.8	699.1	710.2
Average Spot Currency Exchange Rates:
$ / €(3)	1.3619	1.3252	1.2977	1.3281	1.2859
$ / C$(3)	0.9530	0.9630	1.0089	0.9712	1.0007

(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “In the fourth quarter of 2013, our Operating EBITDA was in line with the comparative period of 2012 and down about 17% from the third quarter of 2013. In the current quarter, we had $2.6 million in restructuring expenses, primarily related to a management restructuring at our Stendal mill and the workforce reduction at our Celgar mill. For the year 2013, Operating EBITDA declined by approximately 20% from 2012 as higher fiber prices in Germany, the weakness of the U.S. dollar versus the Euro and $6.4 million of restructuring expenses more than offset higher average list prices in 2013. The U.S. dollar was 5% and 3% weaker versus the Euro in the current quarter and 2013, compared to the comparable periods of 2012, respectively.”

Mr. Lee continued: “Our Stendal mill completed Project Blue Mill in December 2013, slightly below budget, and the mill is currently producing at planned levels. The project is designed to increase the mill’s annual production capacity by approximately 30,000 ADMTs of pulp and 109,000 MWh of surplus renewable energy.”

Mr. Lee added: “Our Rosenthal and Stendal mills both achieved new monthly production records in the fourth quarter of 2013. Energy production increased 7% and sales increased by about 5% in the fourth quarter of 2013 compared to the same period of 2012 as a result of the start and ramp up of the additional turbine at our Stendal mill. In the fourth quarter, our Stendal mill had 12 days of scheduled downtime for its annual maintenance.”

Mr. Lee continued: “At the end of 2013, list pulp prices in Europe were approximately $905 per ADMT, while list prices in North America and China were approximately $990 and $750 per ADMT, respectively. A $20 per ADMT price increase for North America was implemented in January 2014. In Europe, a $15 per ADMT price increase was implemented in January 2014 with a further $10 per ADMT price increase implemented in February 2014. In China, a $10 per ADMT price increase was implemented in February 2014.”

Mr. Lee continued: “At year end, the NBSK pulp market was slightly under-balanced with world producer inventories at about 27 days’ supply. In addition, we expect to see continued growth in NBSK demand in emerging markets, particularly in China, driven by increasing strong demand from tissue producers. As a result of the foregoing and the closure of a Norwegian mill, we currently expect that NBSK pulp prices will continue their moderate upward trend over the first half of 2014. During the course of 2014, the global supply of hardwood kraft pulp is projected to increase by approximately 2.1 million ADMTs, primarily from South America. This increase in hardwood production is largely targeted at the growing demand for pulp by tissue makers, particularly in China. If such additional hardwood pulp supply is not absorbed by such demand growth, as a result of generally lower prices for hardwood pulp, this supply increase could put downward pressure on NBSK pulp prices. However, we believe customers’ ability to further substitute NBSK pulp for lower priced hardwood pulp is limited by the strength characteristic provided by NBSK pulp that large modern paper machines need to run lower basis weight paper products efficiently.”

Mr. Lee continued: “Fiber costs in Germany remained at relatively high levels through the fourth quarter of 2013 as a result of continued strong demand for roundwood from sawmills offsetting slightly lower chip prices. Fiber costs at our Celgar mill slightly decreased as a result of strong sawmill activity in the region. Overall, fiber costs per unit were approximately 11% and 2% higher in the fourth quarter of 2013, compared to the last quarter of 2012 and the third quarter of 2013, respectively. We expect fiber costs in Germany and Canada to remain relatively stable in the first quarter of 2014.”

Mr. Lee added: “In 2014, we have no scheduled downtime in the first quarter. For the balance of 2014, we have scheduled maintenance downtime of ten days, or approximately 14,000 ADMTs, for our Celgar mill in the second quarter and 12 days, or approximately 12,000 ADMTs, for our Rosenthal mill in the third quarter. Our Stendal mill is not scheduled to have major maintenance downtime in 2014. Instead, in the second and fourth quarters of 2014, our Stendal mill will have two two-day shutdowns, or approximately 3,600 ADMTs for each shutdown.”

Mr. Lee concluded: “Currently all of our mills are performing well. In 2014, our Stendal mill should see the benefits of higher production of pulp and electricity from Project Blue Mill. Further, our Celgar mill should benefit from the recent decline of the Canadian dollar versus the U.S. dollar and realize lower fixed costs as a result of its workforce reduction and other initiatives. In 2014, our Rosenthal mill is completing a capital project so that it can produce and sell tall oil, a chemical by-product. These factors, coupled with currently improving pulp prices, should help position us to build value for our stakeholders in 2014.”

Three Months Ended December 31, 2013 Compared to Three Months Ended December 31, 2012

Total revenues for the three months ended December 31, 2013 increased by approximately 15% to $282.7 million from $244.8 million in the same period in 2012, due to higher pulp and energy and chemical revenues. Pulp revenues for the three months ended December 31, 2013 increased to $258.5 million from $222.5 million in the comparative quarter of 2012, primarily due to increased sales volume at our Celgar and Stendal mills and higher average pulp sales realizations.

Energy and chemical revenues increased by approximately 8% to $24.1 million in the fourth quarter of 2013 from $22.3 million in the same quarter last year, primarily as a result of higher sales volumes.

Pulp production increased by approximately 4% to 364,798 ADMTs in the current quarter from 349,517 ADMTs in the same quarter of 2012. We took 12 days (approximately 22,400 ADMTs) of scheduled maintenance downtime at our Stendal mill in the fourth quarter of 2013, compared to ten days (approximately 18,100 ADMTs) of scheduled maintenance downtime at our Stendal mill in the fourth quarter of 2012.

Pulp sales volumes increased by approximately 7% to 358,583 ADMTs in the current quarter from 335,215 ADMTs in the comparative quarter, primarily due to higher sales to China.

Average pulp sales realizations increased by approximately 9% to $713 per ADMT from approximately $655 per ADMT in the same quarter last year, primarily due to higher average NBSK list prices.

Costs and expenses in the fourth quarter of 2013 increased by approximately 17% to $275.8 million from $235.3 million in the comparative period of 2012, primarily due to higher sales volume, higher fiber prices in Germany and the impact of a weaker U.S. dollar relative to the Euro on our German mill expenses. Our costs and expenses in the three months ended December 31, 2013 included $10.4 million for the Stendal maintenance shutdown. Several competing producers and members of the peer group that we benchmark our performance against report their financial results in accordance with International Financial Reporting Standards which permit a significant portion of such maintenance costs to be capitalized instead of expensed.

On average, our overall per unit fiber costs in the current quarter increased by approximately 11% from the same period in 2012 as higher fiber costs in Germany were only partially offset by lower fiber costs in Canada.

Selling, general and administrative expenses were $14.7 million in the fourth quarter of 2013, compared to $12.5 million in the fourth quarter of 2012.

In the fourth quarter of 2013, we had restructuring expenses of $2.6 million, primarily related to a management restructuring at our Stendal mill and the workforce reduction at our Celgar mill.

For the fourth quarter of 2013, our operating income decreased to $6.9 million from $9.5 million in the comparative quarter of 2012, primarily due to higher fiber costs in Germany and the impact of a weaker U.S. dollar relative to the Euro on our German mill expenses, only partially offset by a higher realized sales price and higher sales volumes.

Interest expense in the fourth quarter of 2013 decreased to $17.4 million from $17.8 million in the comparative quarter of 2012.

We recorded a net derivative gain of $3.8 million, which includes an unrealized gain of approximately $4.1 million on the mark to market adjustment of our Stendal mill’s interest rate derivative and an approximately $0.4 million realized loss related to fixed price pulp swap contracts entered into in the fourth quarter of 2012, compared to a net derivative gain of $3.1 million in the same quarter of last year.

The noncontrolling shareholder’s interest in the Stendal mill’s net loss in the fourth quarter of 2013 was $1.8 million, compared to $1.5 million in the same quarter last year.

We recognized a deferred tax expense of $5.6 million in the fourth quarter of 2013, compared to $2.8 million in the same quarter of 2012, primarily due to reducing our net deferred tax assets on the balance sheet. This is a non-cash charge and does not reduce our underlying tax attributes or hinder our ability to use them.

In the fourth quarter of 2013, Operating EBITDA decreased marginally to $27.2 million from $27.7 million in the fourth quarter of 2012. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for our results as reported under GAAP. See page 10 of the financial tables included in the press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

We reported a net loss attributable to common shareholders of $9.8 million, or $0.18 per basic and diluted share, for the fourth quarter of 2013, which included a net gain of $3.8 million on the Stendal interest rate derivative and fixed price pulp swaps and $2.6 million in restructuring expenses. In the fourth quarter of 2012, the net loss attributable to common shareholders was $6.7 million, or $0.12 per basic and diluted share, which included a net gain of $3.1 million on the Stendal interest rate derivative and fixed price pulp swaps.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Total revenues for 2013 increased marginally to $1,088.4 million from $1,072.7 million in the same period in 2012. Pulp revenues for 2013 increased by 2% to $996.2 million from $979.8 million in the comparative period of 2012, primarily due to higher average pulp sales realizations, partially offset by lower sales volumes.

Energy and chemical revenues marginally decreased to $92.2 million in 2013 from $93.0 million in the same period last year, primarily as a result of marginally lower sales volumes.

Pulp production decreased by approximately 2% to 1,444,475 ADMTs in 2013 from 1,468,275 ADMTs in the same period of 2012, primarily due to lower pulp production at our Celgar mill. In the second quarter, the Celgar mill took its annual maintenance shutdown. As a result of weather, equipment and execution issues, the shutdown was four days longer and the startup was slower than budgeted, which resulted in a loss of approximately 30,300 ADMTs of NBSK pulp production.

Pulp sales volumes decreased by approximately 2% to 1,440,147 ADMTs in 2013 from 1,473,519 ADMTs in the comparative period of 2012, primarily due to lower production levels at our Celgar mill.

Costs and expenses in 2013 increased by approximately 5% to $1,056.7 million from $1,009.7 million in the comparative period of 2012, primarily due to higher fiber costs at our German mills, the impact of a weaker U.S. dollar relative to the Euro on our German mill expenses and restructuring costs, partially offset by lower sales volume. Included in our 2013 costs and expenses are $24.7 million for regularly scheduled major maintenance shutdowns.

On average, our per unit fiber costs in 2013 increased by approximately 8% over the comparative period of 2012, as higher fiber costs in Germany were only partially offset by lower fiber costs in Canada.

In 2013, we had restructuring expenses of $6.4 million, primarily related to the workforce reduction at our Celgar mill.

For 2013, operating income decreased to $31.7 million from $63.0 million in the comparative period of 2012, primarily due to higher fiber costs in Germany, the impact of a weaker U.S. dollar relative to the Euro on our German mill expenses and the Celgar mill shutdown, partially offset by a higher realized sales price.

Interest expense in 2013 decreased to $69.2 million from $71.8 million in the comparative period of 2012, primarily due to reduced debt levels associated with our Stendal mill.

We recorded a net derivative gain of $19.7 million, which includes a $22.5 million unrealized gain on the mark to market adjustment of our Stendal mill’s interest rate derivative and a $2.8 million realized loss on our fixed pulp price swap contracts, compared to a derivative gain of $4.8 million in the same period of last year.

We recognized a deferred tax expense of $11.5 million in 2013, compared to a recovery of $0.2 million in 2012, primarily due to reducing our net deferred tax assets on the balance sheet. This charge is a non-cash charge and does not reduce our underlying tax attributes or hinder our ability to use them.

In 2013, Operating EBITDA decreased to $110.3 million from $137.7 million in 2012.(1)

We reported a net loss attributable to common shareholders of $26.4 million, or $0.47 per basic and diluted share, for 2013, which included a net gain of $19.7 million on the Stendal interest rate derivative and fixed price pulp swaps, restructuring expenses of $6.4 million and $11.5 million of a deferred tax expense. In 2012, the net loss attributable to common shareholders was $15.7 million, or $0.28 per basic and diluted share, which included a gain of $4.8 million on the fixed price pulp swaps and Stendal interest rate derivative.

(1)	See page 10 of the financial tables included in the press release for limitations on the use of Operating EBITDA as an analytical tool and a reconciliation of net income (loss) to Operating EBITDA.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	Year Ended December 31,
	2013	2012
	(in thousands)
Financial Position
Cash and cash equivalents	$147,728	$137,439
Working capital	306,274	275,004
Total assets	1,548,559	1,560,581
Long-term liabilities	1,034,743	1,012,943
Total equity	348,317	367,762

As at December 31, 2013, we had approximately €28.3 million and C$33.3 million available under our Rosenthal and Celgar revolving credit facilities, respectively.

On September 30, 2013, we completed an amendment to the Stendal mill’s senior project finance credit facility and its amortizing term facility in respect of Project Blue Mill to provide the mill greater financial flexibility.

Restricted Group

The following table is a summary of selected financial information for the Restricted Group (which, under the indenture for our 2017 9.5% Senior Notes, is comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills) as at the dates indicated:

	Year Ended December 31,
	2013	2012
	(in thousands)
Financial Position
Cash and cash equivalents	$82,910	$48,407
Working capital	211,749	174,213
Total assets	858,824	849,271
Long-term liabilities	394,821	343,056
Total equity	412,033	442,161

Change in Reporting Currency

Effective October 1, 2013, we changed our reporting currency from the Euro to the U.S. dollar, as management is of the opinion that a U.S. dollar reporting currency enhances communication and understanding with our shareholders, analysts and other stakeholders and improves comparability of our financial information with our competitors and peer group companies. Consolidated financial statements issued prior to October 1, 2013 were prepared using the Euro as the reporting currency; however, subsequent to October 1, 2013, both current and historical financial information have been translated to U.S. dollars to reflect our consolidated financial statements as if they had been historically reported in U.S. dollars.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, February 14, 2014 at 10:00 AM (Eastern Standard Time). Listeners can access the conference call live and archived through March 16, 2014, over the Internet at http://www.media-server.com/m/p/pwhbva7n or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman, CEO & President

(604) 684-1099

David M. Gandossi

Executive Vice-President,

Chief Financial Officer & Secretary

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars)

	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$147,728	$137,439
Receivables	135,893	145,150
Inventories	170,908	155,979
Prepaid expenses and other	10,918	10,425
Deferred income tax	6,326	5,887

Total current assets	471,773	454,880

Long-term assets
Property, plant and equipment	1,038,631	1,066,506
Deferred note issuance costs and other	20,998	16,036
Deferred income tax	17,157	23,159

	1,076,786	1,105,701

Total assets	$1,548,559	$1,560,581

LIABILITIES
Current liabilities
Accounts payable and other	$103,814	$118,599
Pension and other post-retirement benefit obligations	1,330	1,072
Debt	60,355	60,205

Total current liabilities	165,499	179,876

Long-term liabilities
Debt	919,017	877,780
Interest rate derivative liability	46,517	66,819
Pension and other post-retirement benefit obligations	35,466	42,378
Capital leases and other	19,293	18,375
Deferred income tax	14,450	7,591

	1,034,743	1,012,943

Total liabilities	1,200,242	1,192,819

EQUITY
Shareholders’ equity
Share capital	328,549	327,818
Paid-in capital	(11,756)	(4,481)
Retained earnings	10,815	37,190
Accumulated other comprehensive income	31,470	28,577

Total shareholders’ equity	359,078	389,104

Noncontrolling interest (deficit)	(10,761)	(21,342)

Total equity	348,317	367,762

Total liabilities and equity	$1,548,559	$1,560,581

(1)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of U.S. dollars, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues
Pulp	$258,546	$222,480	$996,187	$979,770
Energy and chemicals	24,136	22,317	92,198	92,966

	282,682	244,797	1,088,385	1,072,736
Costs and expenses
Operating costs	238,325	204,670	920,832	886,144
Operating depreciation and amortization	20,198	18,160	78,309	74,302

	24,159	21,967	89,244	112,290
Selling, general and administrative expenses	14,681	12,483	51,169	49,268
Restructuring expenses	2,560	—	6,415	—

Operating income	6,918	9,484	31,660	63,022

Other income (expense)
Interest expense	(17,372)	(17,810)	(69,156)	(71,767)
Gain (loss) on derivative instruments	3,779	3,099	19,709	4,812
Other income (expense)	1,073	156	1,215	(179)

Total other income (expense)	(12,520)	(14,555)	(48,232)	(67,134)

Income (loss) before income taxes	(5,602)	(5,071)	(16,572)	(4,112)
Income tax benefit (provision)
Current	(378)	(290)	2,286	(9,531)
Deferred	(5,611)	(2,797)	(11,482)	152

Net income (loss)	(11,591)	(8,158)	(25,768)	(13,491)
Less: net loss (income) attributable to noncontrolling interest	1,758	1,495	(607)	(2,179)

Net income (loss) attributable to common shareholders	$(9,833)	$(6,663)	$(26,375)	$(15,670)

Net income (loss) per share attributable to common shareholders
Basic and diluted	$(0.18)	$(0.12)	$(0.47)	$(0.28)

(2)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of U.S. dollars)

	For the Year Ended December 31,
	2013	2012	2011
Cash flows from (used in) operating activities
Net income (loss)	$(25,768)	$(13,491)	$75,170
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	(21,494)	(3,186)	1,974
Depreciation and amortization	78,645	74,657	77,952
Deferred income taxes	11,482	(152)	(3,309)
Stock compensation expense	3,574	2,616	4,607
Pension and other post-retirement expense, net of funding	648	365	(374)
Other	3,169	4,991	1,116
Changes in working capital
Receivables	13,993	10,795	(2,233)
Inventories	(14,563)	1,726	(24,654)
Accounts payable and accrued expenses	(11,569)	(17,992)	19,837
Other	(1,792)	(1,214)	4,490

Net cash from (used in) operating activities	36,325	59,115	154,576

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(45,707)	(47,203)	(52,626)
Proceeds on sale of property, plant and equipment	739	840	1,132
Purchase of marketable securities	—	—	(16,343)
Proceeds on maturity of marketable securities	—	15,753	—
Note receivable	—	—	3,988

Net cash from (used in) investing activities	(44,968)	(30,610)	(63,849)

Cash flows from (used in) financing activities
Repayment of debt and purchase of notes	(56,416)	(35,440)	(67,702)
Proceeds from issuance of notes and borrowings of debt	74,472	—	—
Repayment of capital lease obligations	(2,593)	(2,733)	(4,095)
Proceeds from (repayment of) credit facilities, net	(5,640)	6,031	(20,491)
Payment of note issuance costs	(3,855)	(2,570)	—
Proceeds from government grants	9,265	5,045	20,049
Purchase of treasury shares	—	—	(10,623)

Net cash from (used in) financing activities	15,233	(29,667)	(82,862)

Effect of exchange rate changes on cash and cash equivalents	3,699	2,302	(4,166)

Net increase (decrease) in cash and cash equivalents	10,289	1,140	3,699
Cash and cash equivalents, beginning of year	137,439	136,299	132,600

Cash and cash equivalents, end of year	$147,728	$137,439	$136,299

(3)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of U.S. dollars)

The terms of the indenture governing our 9.5% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the years ended December 31, 2013 and 2012, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	December 31, 2013
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	$82,910	$64,818	$—	$147,728
Receivables	75,987	59,906	—	135,893
Inventories	93,807	77,101	—	170,908
Prepaid expenses and other	7,742	3,176	—	10,918
Deferred income tax	3,273	3,053	—	6,326

Total current assets	263,719	208,054	—	471,773
Long-term assets
Property, plant and equipment	420,373	618,258	—	1,038,631
Deferred note issuance costs and other	10,987	10,011	—	20,998
Deferred income tax	9,894	7,263	—	17,157
Due from unrestricted group	153,851	—	(153,851)	—

Total assets	$858,824	$843,586	$(153,851)	$1,548,559

LIABILITIES
Current liabilities
Accounts payable and other	$49,891	$53,923	$—	$103,814
Pension and other post-retirement benefit obligations	1,330	—	—	1,330
Debt	749	59,606	—	60,355

Total current liabilities	51,970	113,529	—	165,499
Long-term liabilities
Debt	336,382	582,635	—	919,017
Due to restricted group	—	153,851	(153,851)	—
Interest rate derivative liability	—	46,517	—	46,517
Pension and other post-retirement benefit obligations	35,466	—	—	35,466
Capital leases and other	8,523	10,770	—	19,293
Deferred income tax	14,450	—	—	14,450

Total liabilities	446,791	907,302	(153,851)	1,200,242

EQUITY
Total shareholders’ equity (deficit)	412,033	(52,955)	—	359,078
Noncontrolling interest (deficit)	—	(10,761)	—	(10,761)

Total liabilities and equity	$858,824	$843,586	$(153,851)	$1,548,559

(4)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of U.S. dollars)

	December 31, 2012
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	$48,407	$89,032	$—	$137,439
Receivables	80,708	64,442	—	145,150
Inventories	98,606	57,373	—	155,979
Prepaid expenses and other	7,661	2,764	—	10,425
Deferred income tax	2,885	3,002	—	5,887

Total current assets	238,267	216,613	—	454,880
Long-term assets
Property, plant and equipment	455,293	611,213	—	1,066,506
Deferred note issuance costs and other	8,712	7,324	—	16,036
Deferred income tax	12,102	11,057	—	23,159
Due from unrestricted group	134,897	—	(134,897)	—

Total assets	$849,271	$846,207	$(134,897)	$1,560,581

LIABILITIES
Current liabilities
Accounts payable and other	$55,517	$63,082	$—	$118,599
Pension and other post-retirement benefit obligations	1,072	—	—	1,072
Debt	7,465	52,740	—	60,205

Total current liabilities	64,054	115,822	—	179,876
Long-term liabilities
Debt	285,079	592,701	—	877,780
Due to restricted group	—	134,897	(134,897)	—
Interest rate derivative liability	—	66,819	—	66,819
Pension and other post-retirement benefit obligations	42,378	—	—	42,378
Capital leases and other	8,008	10,367	—	18,375
Deferred income tax	7,591	—	—	7,591

Total liabilities	407,110	920,606	(134,897)	1,192,819

EQUITY
Total shareholders’ equity (deficit)	442,161	(53,057)	—	389,104
Noncontrolling interest (deficit)	—	(21,342)	—	(21,342)

Total liabilities and equity	$849,271	$846,207	$(134,897)	$1,560,581

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MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands of U.S. dollars)

	Three Months Ended December 31, 2013
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	$150,850	$107,696	$—	$258,546
Energy and chemicals	8,665	15,471	—	24,136

	159,515	123,167	—	282,682
Operating costs	124,919	113,406	—	238,325
Operating depreciation and amortization	11,115	9,083	—	20,198
Selling, general and administrative expenses	9,588	5,093	—	14,681
Restructuring expenses	1,174	1,386	—	2,560

	146,796	128,968	—	275,764

Operating income (loss)	12,719	(5,801)	—	6,918

Other income (expense)
Interest expense	(8,687)	(10,349)	1,664	(17,372)
Gain (loss) on derivative instruments	(360)	4,139	—	3,779
Other income (expense)	2,701	36	(1,664)	1,073

Total other income (expense)	(6,346)	(6,174)	—	(12,520)

Income (loss) before income taxes	6,373	(11,975)	—	(5,602)
Income tax benefit (provision)	(5,789)	(200)	—	(5,989)

Net income (loss)	584	(12,175)	—	(11,591)
Less: net loss attributable to noncontrolling interest	—	1,758	—	1,758

Net income (loss) attributable to common shareholders	$584	$(10,417)	$—	$(9,833)

	Three Months Ended December 31, 2012
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	$126,666	$95,814	$—	$222,480
Energy and chemicals	9,184	13,133	—	22,317

	135,850	108,947	—	244,797
Operating costs	111,815	92,855	—	204,670
Operating depreciation and amortization	9,664	8,496	—	18,160
Selling, general and administrative expenses	8,199	4,284	—	12,483

	129,678	105,635	—	235,313

Operating income (loss)	6,172	3,312	—	9,484

Other income (expense)
Interest expense	(7,360)	(12,455)	2,005	(17,810)
Gain (loss) on derivative instruments	80	3,019	—	3,099
Other income (expense)	2,099	62	(2,005)	156

Total other income (expense)	(5,181)	(9,374)	—	(14,555)

Income (loss) before income taxes	991	(6,062)	—	(5,071)
Income tax benefit (provision)	(2,812)	(275)	—	(3,087)

Net income (loss)	(1,821)	(6,337)	—	(8,158)
Less: net loss attributable to noncontrolling interest interest	—	1,495	—	1,495

Net income (loss) attributable to common shareholders	$(1,821)	$(4,842)	$—	$(6,663)

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MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands of U.S. dollars)

	Year Ended December 31, 2013
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	$561,350	$434,837	$—	$996,187
Energy and chemicals	33,783	58,415	—	92,198

	595,133	493,252	—	1,088,385
Operating costs	498,952	421,880	—	920,832
Operating depreciation and amortization	43,498	34,811	—	78,309
Selling, general and administrative expenses	31,943	19,226	—	51,169
Restructuring expenses	5,029	1,386	—	6,415

	579,422	477,303	—	1,056,725

Operating income	15,711	15,949	—	31,660

Other income (expense)
Interest expense	(32,321)	(45,011)	8,176	(69,156)
Gain (loss) on derivative instruments	(2,767)	22,476	—	19,709
Other income (expense)	9,217	174	(8,176)	1,215

Total other income (expense)	(25,871)	(22,361)	—	(48,232)

Income (loss) before income taxes	(10,160)	(6,412)	—	(16,572)
Income tax benefit (provision)	(9,365)	169	—	(9,196)

Net income (loss)	(19,525)	(6,243)	—	(25,768)
Less: net income attributable to noncontrolling interest	—	(607)	—	(607)

Net loss attributable to common shareholders	$(19,525)	$(6,850)	$—	$(26,375)

	Year Ended December 31, 2012
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	$545,205	$434,565	$—	$979,770
Energy and chemicals	36,638	56,328	—	92,966

	581,843	490,893	—	1,072,736
Operating costs	500,223	385,921	—	886,144
Operating depreciation and amortization	40,118	34,184	—	74,302
Selling, general and administrative expenses	31,688	17,580	—	49,268

	572,029	437,685	—	1,009,714

Operating income	9,814	53,208	—	63,022

Other income (expense)
Interest expense	(30,125)	(48,934)	7,292	(71,767)
Gain (loss) on derivative instruments	2,609	2,203	—	4,812
Other income (expense)	6,465	648	(7,292)	(179)

Total other income (expense)	(21,051)	(46,083)	—	(67,134)

Income (loss) before income taxes	(11,237)	7,125	—	(4,112)
Income tax benefit (provision)	(7,050)	(2,329)	—	(9,379)

Net income (loss)	(18,287)	4,796	—	(13,491)
Less: net income attributable to noncontrolling interest	—	(2,179)	—	(2,179)

Net income (loss) attributable to common shareholders	$(18,287)	$2,617	$—	$(15,670)

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MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of U.S. dollars)

	Year Ended December 31, 2013
	Restricted	Unrestricted	Consolidated
	Group	Subsidiaries	Group
Cash flows from (used in) operating activities
Net income (loss)	$(19,525)	$(6,243)	$(25,768)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	982	(22,476)	(21,494)
Depreciation and amortization	43,833	34,812	78,645
Deferred income taxes	7,263	4,219	11,482
Stock compensation expense	3,574	—	3,574
Pension and other post-retirement expense, net of funding	648	—	648
Other	(360)	3,529	3,169
Changes in working capital
Receivables	4,780	9,213	13,993
Inventories	1,965	(16,528)	(14,563)
Accounts payable and accrued expenses	(6,026)	(5,543)	(11,569)
Other(1)	(13,621)	11,829	(1,792)

Net cash from (used in) operating activities	23,513	12,812	36,325

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(13,183)	(32,524)	(45,707)
Acquisition of noncontrolling interest	(20,000)	20,000	—
Proceeds on sale of property, plant and equipment	581	158	739

Net cash from (used in) investing activities	(32,602)	(12,366)	(44,968)

Cash flows from (used in) financing activities
Repayment of debt and purchase of notes	(1,459)	(54,957)	(56,416)
Proceeds from issuance of notes and borrowings of debt	52,250	22,222	74,472
Repayment of capital lease obligations	(725)	(1,868)	(2,593)
Proceeds from (repayment of) credit facilities, net	(5,640)	—	(5,640)
Payment of note issuance costs	(1,829)	(2,026)	(3,855)
Proceeds from government grants	—	9,265	9,265

Net cash from (used in) financing activities	42,597	(27,364)	15,233

Effect of exchange rate changes on cash and cash equivalents	995	2,704	3,699

Net increase (decrease) in cash and cash equivalents	34,503	(24,214)	10,289
Cash and cash equivalents, beginning of year	48,407	89,032	137,439

Cash and cash equivalents, end of year	$82,910	$64,818	$147,728

(1)	Includes intercompany working capital related transactions.

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MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of U.S. dollars)

	Year Ended December 31, 2012
	Restricted	Unrestricted	Consolidated
	Group	Subsidiaries	Group
Cash flows from (used in) operating activities
Net income (loss)	$(18,287)	$4,796	$(13,491)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	(983)	(2,203)	(3,186)
Depreciation and amortization	40,474	34,183	74,657
Deferred income taxes	6,660	(6,812)	(152)
Stock compensation expense	2,616	—	2,616
Pension and other post-retirement expense, net of funding	365	—	365
Other	1,574	3,417	4,991
Changes in working capital
Receivables	(755)	11,550	10,795
Inventories	(5,132)	6,858	1,726
Accounts payable and accrued expenses	(9,576)	(8,416)	(17,992)
Other(1)	(20,292)	19,078	(1,214)

Net cash from (used in) operating activities	(3,336)	62,451	59,115

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(28,213)	(18,990)	(47,203)
Proceeds on sale of property, plant and equipment	470	370	840
Proceeds on maturity of marketable securities	15,753	—	15,753

Net cash from (used in) investing activities	(11,990)	(18,620)	(30,610)

Cash flows from (used in) financing activities
Repayment of debt and purchase of notes	(3,378)	(32,062)	(35,440)
Repayment of capital lease obligations	(945)	(1,788)	(2,733)
Proceeds from (repayment of) credit facilities, net	6,031	—	6,031
Payment of note issuance costs	(409)	(2,161)	(2,570)
Proceeds from government grants	4,061	984	5,045

Net cash from (used in) financing activities	5,360	(35,027)	(29,667)

Effect of exchange rate changes on cash and cash equivalents	221	2,081	2,302

Net increase (decrease) in cash and cash equivalents	(9,745)	10,885	1,140
Cash and cash equivalents, beginning of year	58,152	78,147	136,299

Cash and cash equivalents, end of year	$48,407	$89,032	$137,439

(1)	Includes intercompany working capital related transactions.

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of U.S. dollars)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) attributable to common shareholders to Operating EBITDA for both the consolidated group and our Restricted Group:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income (loss) attributable to common shareholders	$(9,833)	$(6,663)	$(26,375)	$(15,670)
Net income (loss) attributable to noncontrolling interest	(1,758)	(1,495)	607	2,179
Income tax (benefit) provision	5,989	3,087	9,196	9,379
Interest expense	17,372	17,810	69,156	71,767
(Gain) loss on derivative instruments	(3,779)	(3,099)	(19,709)	(4,812)
Other (income) expense	(1,073)	(156)	(1,215)	179

Operating income	6,918	9,484	31,660	63,022
Add: Depreciation and amortization	20,282	18,249	78,645	74,657

Operating EBITDA	$27,200	$27,733	$110,305	$137,679

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Restricted Group(1)
Net income (loss) attributable to common shareholders	$584	$(1,821)	$(19,525)	$(18,287)
Income tax (benefit) provision	5,789	2,812	9,365	7,050
Interest expense	8,687	7,360	32,321	30,125
(Gain) loss on derivative instruments	360	(80)	2,767	(2,609)
Other (income) expense	(2,701)	(2,099)	(9,217)	(6,465)

Operating income	12,719	6,172	15,711	9,814
Add: Depreciation and amortization	11,198	9,754	43,833	40,474

Operating EBITDA	$23,917	$15,926	$59,544	$50,288

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

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